As filed with the Securities and Exchange Commission on August 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Astria Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3687168
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

75 State Street, Suite 1400 Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2015 Stock Incentive Plan

2015 Employee Stock Purchase Plan

2022 Inducement Stock Incentive Plan

(Full Title of the Plan)

Benjamin Harshbarger

Chief Legal Officer
75 State Street, Suite 1400
Boston, Massachusetts 02109

(Name and Address of Agent For Service)

(617) 349-1971

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8, relating to the Amended and Restated 2015 Stock Incentive Plan, the 2015 Employee Stock Purchase Plan and the 2022 Inducement Stock Incentive Plan of Astria Therapeutics, Inc. (the “Registrant”), is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Accordingly, this Registration Statement incorporates by reference the contents of:

•	the Registration Statement on Form S-8, File No. 333-206394, filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2015, by the Registrant, relating to the Registrant’s Amended and Restated 2008 Equity Incentive Plan, 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan,

•	the Registration Statement on Form S-8, File No. 333-210229, filed with the Commission on March 16, 2016, by the Registrant, relating to the Registrant’s 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan,

•	the Registration Statement on Form S-8, File No. 333-216793, filed with the Commission on March 17, 2017, by the Registrant, relating to the Registrant’s 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan,

•	the Registration Statement on Form S-8, File No. 333-223721, filed with the Commission on March 16, 2018, by the Registrant, relating to the Registrant’s 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan,

•	the Registration Statement on Form S-8, File No. 333-229643, filed with the Commission on February 13, 2019, by the Registrant, relating to the Registrant’s Amended and Restated 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan,

•	the Registration Statement on Form S-8, File No. 333-239114, filed with the Commission on June 12, 2020, by the Registrant, relating to the Registrant’s Amended and Restated 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan

•	the Registration Statement on Form S-8, File No. 333-258633, filed with the Commission on August 9, 2021, by the Registrant, relating to the Registrant’s Amended and Restated 2015 Stock Incentive Plan and 2015 Employee Stock Purchase Plan, and

•	the Registration Statement on Form S-8, File No. 333-263459, filed with the Commission on March 10, 2022, by the Registrant, relating to the Registrant’s Amended and Restated 2015 Stock Incentive Plan, 2015 Employee Stock Purchase Plan and 2022 Inducement Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit, or, in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or, in the case of an officer, with respect to any action by or in the right of the corporation. The Registrant has included such a provision in its Restated Certificate of Incorporation, as amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Restated Certificate of Incorporation, as amended, provides that no director or officer shall be personally liable to the Registrant (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. The Registrant’s Restated Certificate of Incorporation, as amended, also provides that the Registrant will indemnify each person who was or is a party or is involved in or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s Restated Certificate of Incorporation, as amended, also provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
4.1	Restated Certificate of Incorporation of the Registrant, as amended	8-K	001-37467	June 6, 2023	3.2

4.2	Amended and Restated By-Laws of the Registrant	8-K	001-37467	June 6, 2023	3.1

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant					X

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)					X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

24.1	Power of attorney (included on the signature pages of this registration statement)					X

99.1	Amended and Restated 2015 Stock Incentive Plan, as amended	10-Q	001-37467	August 7, 2023	10.2

99.2	2015 Employee Stock Purchase Plan	S-1	333-204144	June 3, 2015	10.22

99.3	2022 Inducement Stock Incentive Plan, as amended	8-K	001-37467	February 2, 2023	99.1

107	Filing Fee Table					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on this 7th day of August, 2023.

ASTRIA THERAPEUTICS, INC.

By:	/s/ Jill C. Milne
Jill C. Milne
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Astria Therapeutics, Inc., hereby severally constitute and appoint Jill C. Milne, Benjamin Harshbarger and Noah C. Clauser, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Astria Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jill C. Milne	President and Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2023
Jill C. Milne

/s/ Noah Clauser	Chief Financial Officer	August 7, 2023
Noah Clauser	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth Bate	Chairman of the Board of Directors	August 7, 2023
Kenneth Bate

/s/ Joanne Beck	Director	August 7, 2023
Joanne Beck

/s/ Frederick P. Callori	Director	August 7, 2023
Frederick P. Callori

/s/ Hugh Cole	Director	August 7, 2023
Hugh Cole

/s/ Michael Kishbauch	Director	August 7, 2023
Michael Kishbauch

/s/ Gregg Lapointe	Director	August 7, 2023
Gregg Lapointe

/s/ Jonathan Violin	Director	August 7, 2023
Jonathan Violin